Exhibit 99.1

NanoViricides Raises an Additional $2.5M in Shelf Offering - The Company Reports Having More than 24 Months of Cash in Hand

WEST HAVEN, CONNECTICUT – December 22, 2010 -- NanoViricides, Inc. (OTC BB: NNVC.OB) (the "Company"), announced today that it had consummated a closing with Seaside 88, LP (“Seaside”), a Florida limited partnership, on Seaside’s purchase of an additional $2.5M of the Company’s Series B Convertible Preferred Stock.  Seaside has financed several leading-edge bio-pharma companies, including Cytori Therapeutics, Inc., Generex Biotechnology Corporation, and NovaDel Pharma, Inc. among others.

Seaside purchased 250,000 shares of the Company’s Series B Preferred Stock at the purchase price of $10.00 per share today. The Company has received $2.5M upon closing, with a net of approximately $2.29M after deducting brokerage commission and expenses.

The first conversion of $400,000 of Series B Preferred stock to common stock will take place on January 3, 2011. Additional conversions will follow every fourteen days. The pricing will be based on the same terms and conditions as the first option previously exercised by Seaside.

“We are pleased that Seaside has consummated the second follow on investment,” said Anil R. Diwan, PhD, President of the Company, adding, “this allows us to continue our drug development programs towards a FDA filing stage.”

“We now have more than 24 months of cash in hand, based on current rate of expenditure. This additional investment further strengthens our financial position,” said Eugene Seymour, MD, MPH, CEO of the Company.

On September 16, 2010, NanoViricides entered into a Letter Agreement with Seaside for the purchase and sale of 250,000 shares of its Series B Preferred Stock at the purchase price of $10.00 per share. Pursuant to said Letter Agreement, Seaside had also agreed to purchase an additional $2.5M of the Company’s Series B Convertible Preferred Stock within 90 days of the closing of the first follow on sale.

The Series B Preferred Stock is  convertible  into a number of shares of the Company’s common stock every two weeks. The converted shares are estimated to represent less than five percent of the 10-day trading volume of the Company’s stock (NNVC: OTC-BB), based upon current data.

Of the shares purchased, 40,000 shares of the Series B Preferred Stock will be automatically converted into common stock every two weeks beginning January 3, 2010. The conversion factor shall equal the purchase price of $10 per share of the preferred stock, divided by the lesser of (i) the ten day daily volume weighted average of actual trading prices (“VWAP”) of the common stock multiplied by 0.85; or (ii) the VWAP for the trading day immediately prior to a conversion date multiplied by 0.88. In addition, the unconverted shares of the Series B Preferred Stock will accrue a dividend at a 10% annualized rate.  The accrued dividend shall be payable in common stock at the time of each conversion. The Company does not pay a dividend on the shares of its common stock or the shares of its Preferred Series A stock, and will not be able to pay any dividend on these securities while any shares of the Series B Preferred stock remain unconverted. The shares of Series B Preferred Stock and the shares of common stock underlying the Series B Preferred Stock and the dividend earned on it were offered pursuant to an effective shelf registration statement. The Series B Preferred Stock does not have any voting rights except as set forth in the Certificate of Designation, as amended, creating the stock.

Midtown Partners & Co., LLC, acted as the placement agent for this transaction. Midtown received a cash placement fee of 8%.

A shelf registration statement relating to the shares of common stock underlying the shares of preferred stock issued in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the current transaction has been filed by NanoViricides with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from NanoViricides by contacting NanoViricides, Inc., 135 Wood Street, Suite 205, West Haven, Connecticut 06516. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of preferred or common stock of NanoViricides. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About NanoViricides:

NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for viral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, oral and genital Herpes, viral diseases of the eye including EKC and herpes keratitis, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others.

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in pre-clinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products.

Contact:
NanoViricides, Inc.
Amanda Schuon, 310-550-7200
info@nanoviricides.com